Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2556 E-Mail: pmarcogliese@cgsh.com	February 12, 2016

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as special counsel to Alphabet Inc., a Delaware corporation (the “Company”), in connection with the Company’s offers to exchange (the “Exchange Offers”) the Company’s 3.625% Notes due 2021 in an aggregate principal amount of up to $1,000,000,000 (the “2021 Notes”) and 3.375% Notes due 2024 in an aggregate principal amount of up to $1,000,000,000 (the “2024 Notes” and, together with the 2021 Notes, the “Notes”) to be issued pursuant to a supplemental indenture (the “Supplemental Indenture”) to the Indenture, dated as of February 12, 2016 (the “Base Indenture,” as supplemented by the Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) for a like principal amount of the outstanding 3.625% Notes due 2021 and 3.375% Notes due 2024 issued by Google Inc., the Company’s wholly-owned subsidiary.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof (the “Registration Statement”) and the documents incorporated by reference therein;

(b) an executed copy of the Base Indenture;

(c) the form of the Supplemental Indenture;

(d) the form of the Notes; and

Alphabet Inc., p. 2

(e) copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Notes, in the form that we have reviewed, have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in accordance with the Indenture, for exchange and transfer in accordance with the terms of the Exchange Offers, the Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ PAMELA L. MARCOGLIESE
Pamela L. Marcogliese, a Partner